Exhibit 99.3

The Kraft Heinz Company

To:	Directors and Executive Officers of The Kraft Heinz Company
Date:	July 2, 2015
Re:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

On June 12, 2015, Kraft Foods Group, Inc. (“Kraft”) received a notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974, as amended, regarding a blackout period under Kraft’s 401(k) savings plans (the “401(k) Plans”). The blackout period for the 401(k) Plans was implemented in connection with the anticipated closing of the transaction (the “Merger”) with H.J. Heinz Holding Corporation (“Heinz”) in accordance with the Agreement and Plan of Merger, dated March 24, 2015, among Kraft, Heinz, and two wholly owned subsidiaries of Heinz, Kite Merger Sub Corp. and Kite Merger Sub LLC, to create The Kraft Heinz Company (“Kraft Heinz”). On July 2, 2015, the Merger closed. The blackout period is expected to last three or four business days following the closing of the Merger but may last longer, and is necessary to ensure that the administrator of the 401(k) Plans can process the exchange of Kraft common stock for Kraft Heinz common stock.

Pursuant to The Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 104 under Securities and Exchange Commission Regulation BTR, Kraft Heinz is hereby notifying you of a temporary restrictions on your ability to engage in certain activities regarding Kraft Heinz equity securities, namely Kraft Heinz common stock. These temporary restrictions are mandated by the Act in the event of a blackout period impacting the 401(k) Plans including the Kraft Heinz Stock Fund as an investment option thereunder.

Because the 401(k) Plans include the Kraft Heinz Stock Fund as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of Kraft Heins during the blackout period for the 401(k) Plans if those securities were acquired in connection with your service or employment as a director or executive officer of Kraft or Kraft Heinz. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Kraft Heinz equity and derivative securities during the blackout period. The restrictions on trading during the blackout period are in addition to those under Kraft Heinz’s insider trading policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in Kraft Heinz common stock.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Kraft Heinz’s General Counsel at One PPG Place, Pittsburgh, Pennsylvania 15222 or via telephone at (412) 456-5700 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.